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                                                                    EXHIBIT 2.1



                               ASSET ACQUISITION
                                   AGREEMENT

                                  BY AND AMONG

                           SEARCH CAPITAL GROUP, INC.


                            SEARCH FUNDING IV, INC.

                                      AND

                         DEALERS ALLIANCE CREDIT CORP.

                           DATED AS OF AUGUST 2, 1996





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                          ASSET ACQUISITION AGREEMENT

         THIS ASSET ACQUISITION AGREEMENT (the "Agreement") is made as of August 2, 1996, by and among (i) Search Capital Group, Inc., a Delaware corporation ("Search"); (ii) Dealers Alliance Credit Corp., a Delaware corporation ("DACC"); and (iii) Search Funding IV, Inc., a Texas corporation and a wholly-owned subsidiary of Search ("Newco").

                                   BACKGROUND

A. DACC is an Atlanta based specialized indirect consumer finance company engaged in financing the purchase of used automobiles by purchasing installment sales contracts from independent used automobile dealers; and

B. DACC and Search have reached an agreement dated June 19, 1996 (the "June 19th Agreement") regarding the sale by DACC of its assets to Search, and the assumption by Search of certain specified obligations of DACC.

         NOW, THEREFORE, in consideration of the foregoing premises, which are incorporated herein by reference, and of the representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by all parties, the parties hereto, intending to be legally bound, agree as follows:

1.       Sale of Assets

         1.1 (a) Assets Purchased. Subject to the terms and conditions set forth in this Agreement, at the Closing (as defined in Article 2) DACC shall sell, convey, assign, transfer and deliver to Newco, and Newco shall purchase from DACC (this transaction is hereafter referred to as the "Sale"), all of DACC's assets, except those set forth below in Section 1.1(b) (collectively the "Assets"), free and clear of all claims, liens and encumbrances of any kind (collectively "Liens"), other than those Liens specifically assumed pursuant to
Section 1.3 below, which Assets include, but are not limited to, the following:





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                 (i)    All "Receivables" (as hereinafter defined).  The term
                 "Receivables" means all receivables of DACC, whether current or delinquent, and all previously charged-off accounts, skipped accounts and/or bad debt accounts; and all rights related to said receivables, including all contract rights against motor vehicle dealers and all other entities which transferred installment contract obligations to DACC; all chattel paper; all rights in the vehicle(s) that secures each said receivable; and all rights in all other security for said receivables, including but not limited to all guaranties, indemnities, insurance proceeds, and premium refunds;

                 (ii) All accounts, contract rights and/or intangibles, including, but not limited to, all cash (excluding the amounts set forth below in Section 1.1(b)) and all bank accounts, all contracts or agreements with motor vehicle dealers, all insurance contracts and all rights thereunder, and assignable right, title and interest in all finance company licenses, software licenses, personal property leases, franchises, and all discoveries and other intellectual property used or usable in DACC's business as listed on SCHEDULE 1.1(ii) attached hereto;

                 (iii) All real estate leases to which DACC is a party, and all other real estate interests owned by DACC, all as listed on SCHEDULE 1.1(iii);

                 (iv) All of DACC's tangible personal property, including but not limited to, all furniture, fixtures and equipment. If an inventory of such property exists it shall be attached hereto as SCHEDULE 1.1(iv), otherwise Newco may with DACC's assistance prepare such an inventory to be attached to the Bill of Sale delivered to Newco at Closing;

                 (v)    DACC's rights in all repossessed collateral;






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                 (vi)   All loan forms and advertising materials, together with
                 the artwork, formats and copy used in the preparation thereof; and all records and files pertaining to DACC's customers and suppliers, including, without limitation, sales records, correspondence with customers, customer files and account histories, records of purchases from suppliers and correspondence with suppliers;

                 (vii) The name "Dealers Alliance Credit Corp.", and DACC's rights in all telephone numbers and other trade names associated with DACC's business (excluding telephone numbers used in common with Affiliates of DACC);

                 (viii) All of DACC's books and records pertaining to the Assets and the Assumed Liabilities (as defined in Section 1.3 below), whether said books and records are in paper or electronic media form; and

                 (ix) Any and all other real property and rights therein, and any and all other tangible and intangible personal property of any kind, now owned or leased or acquired by DACC between the date of this Agreement and Closing.

         (b) Excluded Assets. Notwithstanding Section 1.1(a), the following assets of DACC are specifically excluded from the Assets:

                 (i) An amount of cash (in a separate account not to be transferred to Search) required to pay the expenses set forth in SCHEDULE 1.1(b)(i); provided that if any liability or expense of DACC, either identified pursuant to Schedule 1.1(b)(i), or which does not constitute an Assumed Liability, is paid by DACC prior to Closing, the amount of money so paid by DACC shall be deducted from the amount of cash which DACC would otherwise be entitled to retain pursuant to this Section 1.1(b)(i) after Closing. Cash may be shifted among line items on SCHEDULE 1.1(b)(i), provided that the total cash retained by DACC may not






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                 exceed $200,000, and provided further that the amounts to be paid for legal fees may not be increased above the amounts stated on SCHEDULE 1.1(b)(i);

                 (ii) DACC's general ledger, corporate minute books, stock transfer ledger, income tax records and any other similar corporate records and documents; and

                 (iii) All of DACC's rights under this Agreement and the Related Documents (as defined in Schedule 3).

         1.2 Purchase Price. The aggregate purchase price (the "Purchase Price") to be paid to DACC for the purchase of the Assets shall be the issuance by Search of the Search securities listed below (the "Search Securities"), cancellation of the Subordinated Claims (as defined in Section 1.9) and assumption by Newco of the Assumed Liabilities (as defined in Section 1.3 hereof):

         (a) 766,218 shares of Search 9%/7% Convertible Preferred Series B, which shall be governed by the Certificate of Designation set forth on
         SCHEDULE 1.2(a) attached hereto, (the "Convertible Stock").

         (b) 1,277,030 shares of Search's common stock, par value $.01 per share ("Common Stock"), which shall be identical to the Search common stock issued to noteholders under the Chapter 11 Bankruptcy Code plan of reorganization for which Search was a co-proponent (the "Plan"); and

         (c) 1,277,030 Search warrants which shall be identical to Search warrants issued to noteholders under the Plan and shall be in the form attached hereto as SCHEDULE 1.2(c) (the "Warrants").

         (d) At Closing (as defined in Section 2.1), provided that Search is able to acquire from the holders (the "Subordinated Debt Holders") of the Subordinated Debt (as defined in Schedule 3.3), the Subordinated Claims, for consideration equal to 1,787,842 shares of Convertible Stock (893,921 shares of which is to be delivered to the






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         Escrow Agent as described in Section 10.1 below), Search will deliver to DACC for cancellation the Subordinated Claims.

         (e) DACC hereby acknowledges that the number of shares of Search Securities to be issued to DACC has been based upon a value of Two Dollars Fifty-Four Cents ($2.54) per share for the Convertible Stock, One Dollar Six Cents ($1.06) per share for the Common Stock, and Forty-One Cents ($.41) for the Warrants.

         1.3  Assumed Liabilities.

         (a) Subject to the terms and conditions of Section 1.4 below, DACC shall transfer and assign at Closing, and Newco shall assume at the Closing, and pay, perform and discharge when due, the following liabilities and obligations of DACC:

                 (i) The liabilities and obligations of DACC disclosed on DACC's interim balance sheet (the "Current Balance Sheet") dated as of May 31, 1996 (the "Balance Sheet Date"), a copy of which interim balance sheet is attached hereto as SCHEDULE 1.3(a)(i);

                 (ii) The liabilities and obligations of DACC which shall have been incurred by DACC after May 31, 1996 in the ordinary course of business; and

                 (iii) The liabilities and obligations of DACC which shall have been incurred by DACC other than in the ordinary course of business that have been approved by Search (acting in a commercially reasonable manner); and

                 (iv)   The liabilities and obligations listed on Schedule 1.3.

         (The liabilities identified in Section 1.3(a)(i),(ii), (iii) and (iv) are collectively referred to as the "Assumed Liabilities"). As soon after Closing as






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         possible, DACC shall deliver to Search a separate statement certified by the chief financial officer of DACC showing all of the liabilities and obligations of DACC which shall have been incurred by DACC in the ordinary course of business since May 31, 1996 and prior to Closing and which remain unsatisfied as of Closing for Search's review (the "Post-Closing List"). In addition, DACC shall not pay any portion of the Senior Bank Debt after May 31, 1996 other than as set forth on
         Schedule 1.3(v).

         (b) In addition to the Assumed Liabilities described in Section 1.3(a) above, Search shall also assume, on terms reasonably acceptable to Search (and which provide for the release of DACC from further liability), DACC's Senior Bank Debt (as defined in Section 3.3(b) of
         Schedule 3).

         1.4 No Other Liabilities Assumed. Except for the Assumed Liabilities, neither Newco nor Search shall assume or be liable for in any manner, any and all other liabilities or obligations of DACC, whether known or unknown, contingent or fixed, secured or unsecured. This includes, but is not limited to, the items set forth on SCHEDULE 1.4 attached hereto.

         1.5 Payment. At the Closing, Search shall deliver (i) to the Escrow Agent (defined in Section 10.1 below) the Search Securities required to be issued to DACC and the Indemnity Shares (defined below in Section 1.9(d)); and
(ii) to the Subordinated Debt Holders the Non-Indemnity Shares (defined below in Section 1.9(d)), all of which Search Securities shall be validly issued, fully-paid and nonassessable and free and clear of all Liens.

         1.6 Allocation. At the Closing, Newco and DACC shall execute a joint certificate allocating the Purchase Price among the Assets. Newco and DACC acknowledge that such allocation shall have been arrived at by arms length negotiation, and Newco and DACC hereby agree, subject to the requirements of
Section 1060 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder, to report consistently, in any tax return completed or filed by them, such sale and assumption pursuant to this Agreement in accordance with said allocation.






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         1.7  Shareholders Agreement.  At Closing, DACC and Search shall execute a Shareholders Agreement (the "DACC Shareholders Agreement") in the form attached hereto as SCHEDULE 1.7.

         1.8  Additional Provisions.

         (a) All dividends and other distributions made after the Closing on the Search Securities held by the Escrow Agent on behalf of DACC shall be made to the Escrow Agent on behalf of DACC and held in Escrow until the First Expiration Date or Final Expiration Date (each as defined in Section 8.2), as the case may be.

         (b) Search shall pay a minimum of three consecutive quarterly cash dividends on the Convertible Stock provided, that if the Convertible Stock shall have been converted into Search's 9%/7% Convertible Preferred shares issued to noteholders under the Plan (the "9/7 Noteholder Convertible Preferred"), such dividends shall be paid on the shares of the 9/7 Noteholder Convertible Preferred held by the previous holders of the Convertible Preferred. Each such dividend shall be paid on the 15th day after the close of the quarter (or, if such day is not a business day, on the first business day thereafter). The first such quarter's dividends shall begin to accrue on the date the Convertible Stock is issued by Search, which DACC acknowledges will entitle DACC to receive only a partial quarter's dividend payment. In addition, at the same time as Search pays its first of the aforesaid quarterly dividend payments, Search shall also pay to DACC an amount of cash equal to the difference between a full quarter's dividend payment with respect to the Convertible Stock and the partial dividend amount paid pursuant to the immediately preceding sentence.

         (c) As promptly as possible after Closing, Search shall request, and shall use best efforts to obtain, Search shareholder approval for the conversion of the Convertible Stock into the same class of convertible preferred shares as the 9/7 Noteholder Convertible Preferred. If Search fails to effect the aforesaid conversion by April 1, 1997,






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         Search shall pay to DACC the sum of Two Hundred Thousand Dollars
         ($200,000.00).

         1.9  Subordinated Debt.

         (a) Search will use reasonable efforts to enter into an asset acquisition agreement (the "Sub-Debt Acquisition Agreement") with the Subordinated Debt Holders whereby each of the Subordinated Debt Holders will transfer to Search, or any other designee reasonably acceptable to Search: (i) all Subordinated Debt and all warrants to acquire DACC stock; and (ii) all DACC Claims (as defined in the Sub-Debt Acquisition Agreement) against DACC, together with all other rights each of the Subordinated Debt Holders possess regarding DACC, if any, (clauses (i) and (ii) are collectively referred to as the "Subordinated Claims"), in exchange for 1,787,842 shares of Convertible Stock. Search's transfer of the Subordinated Claims to DACC at Closing for cancellation is part of the Purchase Price and is a condition to the obligation of DACC to consummate the transactions contemplated hereby.

         (b) Search, with DACC's assistance shall, prior to Closing and as promptly as possible, use all reasonable efforts to negotiate with the Subordinated Debt Holders the form of the Sub-Debt Acquisition Agreement (and all agreements contemplated therein) (collectively, the "Sub-Debt Agreements") to implement the agreement described in Section 1.9(a); a copy of the Sub-Debt Agreements shall be attached hereto at Closing as SCHEDULE 1.9.

         (c) All of the Sub-Debt Agreements shall be subject to Search's and DACC's prior reasonable approval, which shall not be unreasonably withheld. In addition, at or prior to Closing, Search shall have the right to verify that all of the terms and conditions of the Sub-Debt Agreements have been fully performed and satisfied by both DACC and the Subordinated Debt Holders, except for the items described in
         Section 2.2 below.

         (d) At Closing Search will (i) deliver to each of the Subordinated Debt Holders, in the respective amounts set






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         forth in Section 1.5 of the Sub-Debt Acquisition Agreement, two (2)
         certificates representing 893,921 shares of Convertible Stock (the "Non-Indemnity Shares"), and (ii) deliver to the Escrow Agent for the benefit of the Subordinated Debt Holders one (1) certificate representing 893,921 shares (the "Indemnity Shares") of the Convertible Stock (for a total of 1,787,842 shares of the Convertible Stock), all of which shall be validly issued, fully paid and nonassessable and free and clear of any Liens, except for the Escrow Agreement, in exchange for the fully signed and completed Sub-Debt Agreements. (The Indemnity Shares and Non-Indemnity Shares are sometimes collectively referred to as "Search Sub-Debt Securities"). The Search Sub-Debt Securities shall be subject to the terms of the Sub-Debt Shareholders Agreement; in addition, the Indemnity Shares shall be subject to the Escrow Agreement.

2.       Closing.

         2.1 Date and Location. The consummation of the Sale and the other transactions contemplated by this Agreement (the "Closing") shall take place as promptly as possible after the execution of this Agreement, but in no event later than August 2, 1996, or at such other earlier time and date as Search, DACC and Newco may mutually agree, provided that all conditions to Closing shall have been satisfied or waived. The parties intend to close by exchanging signed counterparts of all necessary documents.

         2.2 Documents to be Delivered at Closing. At the Closing the following documents, in a form reasonably satisfactory to Search and DACC, shall be delivered and executed by the parties as follows:

         (a)     By DACC.

                 (i) To Newco a Bill of Sale conveying to Newco title to the Assets being purchased from DACC, free and clear of all Liens other than the Assumed Liabilities and the Senior Bank Debt, and incorporating by reference the representations and warranties






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                 contained in Sections 3.11, 3.12 and 3.13 of Schedule 3.

                 (ii) To Newco a special power of attorney in recordable form authorizing Newco or Newco's agent to sign any and all titles, documents or instruments in connection with the Assets on behalf of DACC.

                 (iii) To Newco an Assignment and Assumption Agreement (the "Assignment Agreement") pursuant to which DACC shall assign to Newco, and Newco shall assume from DACC, and agree to pay, perform and discharge when due, the Assumed Liabilities. The Assignment and Assumption Agreement shall include a list, to the extent known and identifiable by DACC as of Closing, of the Assumed Liabilities and the amount of each Assumed Liability.

                 (iv) Transfer to Newco title to the Receivables by endorsement or assignment as reasonably specified by Search or Newco; in addition, DACC shall deliver to Newco as part of its books and records a summary of all Receivables (which need not be in print or paper form), which shall include the name and address of the obligor, the loan number, the balance outstanding, the date the most recent payment was made, and a description of the collateral for the loan.

                 (v) To Newco and Search a Closing Certificate confirming that the representations and warranties in Schedule 3 of this Agreement are true and correct as of the Closing, with corrections to any representations that have changed since the date of this Agreement, provided that if any change is made based upon the occurrence of a DACC Material Adverse Effect (as defined in Section 6.5 below), Search shall have the right to terminate this Agreement pursuant to Section 11.2 below; provided, further, that if Search and Newco shall consummate the transactions contemplated hereby, Search and Newco shall automatically be deemed to have waived, to the


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                 extent set forth in such Closing Certificate, any breach or violation of the representations and warranties of DACC contained in this Agreement.

                 (vi) To Newco such other documents, including instruments of sale, transfer and assignment, as is reasonably believed necessary by Search to enable Newco immediately after Closing to use, operate, collect, sell, assign and enjoy the benefits of the Assets.

                 (vii) To Newco and Search copies of the resolutions adopted by the Board of Directors of DACC and the shareholders of DACC, authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, duly certified as of the Closing by the Secretary of DACC.

                 (viii) To Newco and Search a corporate good standing certificate and incumbency certificate, each dated within 10 business days of Closing.

                 (ix) To Search the original signed Amendment to the Articles of Incorporation changing DACC's legal name to a name reasonably acceptable to Search.

                 (x) To Search a legal opinion concerning this transaction from DACC's counsel in form reasonably acceptable to Search.

                 (xi) To the extent any consents or approvals shall be reasonably requested by Search in connection with any of the transactions herein contemplated, or to the effective transfer or assignment of any of the Assets being purchased by Search from DACC, DACC shall deliver to Search copies of all such consents or approvals so requested by Search.

                 (xii) To Newco proof reasonably satisfactory to Search that all Liens affecting the Assets shall be released of record immediately after Closing, except


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                 for Liens expressly assumed by Newco pursuant to this
                 Agreement.

                 (xiii) To Newco a detailed list (in a form reasonably satisfactory to Search) of all repossessed collateral with corresponding loan number, location of the collateral and a status report on each of said loans.

                 (xiv) Possession of all Assets shall be delivered to Newco at Closing.

                 (xv) To Search triplicates of the DACC Shareholders Agreement, the Escrow Agreement, and all related documents which have been executed by DACC.

                 (xvi) To Search a DACC executed securities "big boy" letter in the form reasonably satisfactory to Search.

                 (xvii) To Search a Certificate certifying that no DACC Material Adverse Effect has been experienced regarding the Assets between May 31, 1996 and Closing.

                 (xviii) To the parties so specified, all other documents reasonably requested in order to consummate the transactions contemplated hereby.

         (b)     Senior Bank Debt

                 (i) Newco and the holders of the Senior Bank Debt shall have entered into a Debt Assumption Agreement (and all other agreements contemplated thereby) for assumption of the Senior Bank Debt on terms reasonably acceptable to Search and DACC.

         (c)     By Subordinated Debt Holders

                 (i) Each of the Subordinated Debt Holders shall have executed the Sub-Debt Agreements and Search shall have verified compliance by the Subordinated Debt


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                 Holders with all of the material terms and conditions of the
                 Sub-Debt Agreements.

                 (ii) To Search, each of the Subordinated Debt Holders shall have executed a securities "big boy" letter in the form reasonably satisfactory to Search.

         (d)     By Search/Newco

                 (i) To the Escrow Agent the Search Securities specified in Section 1.5 and the Indemnity Shares described in Section 1.9(d) and to the Subordinated Debt Holders the Non-Indemnity Shares specified in Section 1.9(d).

                 (ii) To DACC certified charters and corporate good standing certificates and incumbency certificates for each corporation, each such certificate dated within 10 business days of Closing.

                 (iii) To DACC Closing Certificates for Search and Newco confirming that the representations in Schedule 4 of this Agreement are true and correct as of the Closing, with corrections to any representations that have changed since the date of this Agreement, provided, that if DACC shall consummate the transactions contemplated hereby, DACC shall automatically be deemed to have waived, to the extent set forth in such Closing Certificate, any breach or violation of the representations and warranties of Search and Newco contained in this Agreement.

                 (iv) To DACC a copy of the resolutions adopted by the Board of Directors of Search authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, duly certified as of the Closing by the Secretary of Search.

                 (v) To DACC a Certificate certifying that to the best of Search's information, knowledge and belief no Search Material Adverse Effect (as defined in Section


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
                 7.2 below) has been experienced by Search since the date Search's 1996 SEC Form 10-K was filed with the SEC ("10-K Filing Date").

                 (vi) To DACC from Newco the Assignment Agreement pursuant to which DACC shall assign to Newco, and Newco shall assume from DACC, and agree to pay, perform and discharge when due, the Assumed Liabilities.

                 (vii) To DACC a legal opinion concerning this transaction from Search's counsel in form reasonably acceptable to DACC.

                 (viii) To DACC triplicates of the DACC Shareholders Agreement, the Escrow Agreement, and all related documents which have been executed by Search and/or Newco.

                 (ix) To DACC a Quit Claim Bill of Sale and Assignment of the Subordinated Claims, including any documents evidencing the Subordinated Claims to the extent received from the Subordinated Debt Holders.

                 (x) To the parties so specified, all other documents reasonably requested in order to consummate the transactions contemplated hereby.

3.       REPRESENTATIONS AND WARRANTIES OF DACC

         To induce Search and Newco to enter into this Agreement and consummate the transactions contemplated hereby, DACC represents and warrants to Search and Newco as set forth in SCHEDULE 3 attached hereto, which representations and warranties are incorporated in this Section 3 by reference and are deemed to be part of this Agreement.

4.       REPRESENTATIONS OF SEARCH AND NEWCO

         To induce DACC to enter into this Agreement and consummate the transactions contemplated hereby, each of Search and Newco represents and warrants to DACC as set forth in SCHEDULE 4


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
attached hereto, which representations and warranties are incorporated in this
Section 4 by reference and are deemed to be part of this Agreement.

5.       COVENANTS

         5.1     Access to Information; Confidentiality.

         (a) Between the date of this Agreement and the Closing, DACC will afford to the officers and authorized representatives of Search and Newco access to (i) all of the sites, properties, books and records of DACC and (ii) such additional financial and operating data and other information as to the business and properties of DACC as Search and Newco may from time to time reasonably request, including without limitation access to DACC's employees, customers and vendors for due diligence inquiry. DACC will cooperate with Search and Newco and their representatives in the preparation of any documents or other material which may be required in connection with this Agreement. DACC's representations, warranties, covenants and obligations as set forth in this Agreement (y) shall survive Search's due diligence inquiry and (z) shall not be affected or modified in any manner whatsoever by any due diligence inquiry conducted by Search. In addition, Search's due diligence inquiry shall not be a defense by DACC to any breach of any of DACC's representations, warranties, covenants or obligations.

         (b) DACC agrees that it will not disclose any confidential or proprietary information which it obtains or acquires regarding Search or Newco to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except to authorized employees or other authorized representatives of DACC and to counsel and other advisers, provided that such advisors (other than counsel) agree to the confidentiality provisions of this Section 5.1(b), subject to
         Section 5.1(d) below.

         (c) Each of Search and Newco agree that prior to Closing they will not disclose any confidential or proprietary information which either may obtain or acquire regarding






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         DACC to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except to authorized representatives of Search and Newco and to counsel and other advisers, provided that such advisers (other than counsel) agree to the confidentiality provisions of this Section 5.1(c), subject to Section 5.1(d) below. DACC acknowledges that after the Closing all such confidential and proprietary information shall belong to Newco.

         (d) The confidentiality obligations of a party hereto shall be terminated regarding any confidential or proprietary information obtained or acquired if (i) such information becomes known to the public generally through no fault of the receiving party, (ii) disclosure is required by law or the order of any governmental authority under color of law, or (iii) the disclosing party receives the written opinion of its counsel that such disclosure is required in connection with the defense of a lawsuit against the disclosing party, provided, that prior to disclosing any information pursuant to clause
         (i), (ii) or (iii) above, such party shall, if possible, give prior written notice thereof to the other party and provide the other party with the opportunity to contest such disclosure, and disclose only such portion of such confidential information which is legally required to be disclosed and exercise its best efforts to obtain assurances that confidential treatment will be accorded such information.

         (e) In order to facilitate the resolutions of any Claims (as defined in Section 8.1 below) made by or against or incurred by DACC after the Closing, upon reasonable notice to Search and Newco, each of Search and Newco shall (i) permit DACC, its counsel, accountants and other representatives to have reasonable access during regular business hours to the offices, properties, books and records of Search and Newco relating to the Assets, (ii) furnish DACC, its counsel, accountants and other representatives such additional financial and other information regarding the Assets as DACC may from time to time reasonably request, (iii) make available to DACC, its counsel, accountants and other representatives the employees of Search and Newco whose assistance, testimony or presence is necessary to assist DACC in evaluating any Claims and defending any Claims; provided, however, that such investigation and access shall not unreasonably interfere with any of the businesses or operations of Search or Newco. Costs and expenses incurred by Search and Newco in connection with this Section 5.1(e) which are connected to or related to Claims covered by Section 8.1(a) below shall be deemed an includable part of the Claims when so incurred by Search. Costs and expenses incurred by Search and Newco in connection with this Section 5.1(e) not connected or related to Claims under Section 8.1(a) shall be paid for by Search and/or Newco.

         5.2 Conduct of Business Pending Closing. Between May 31, 1996 and the Closing, DACC will:

         (a) carry on its business in substantially the same manner as it has heretofore and not introduce any material new method of management, operation or accounting;

         (b) maintain its properties and facilities, including those held under leases, in as good working order and condition as at present, ordinary wear and tear excepted;

         (c) perform in all material respects its obligations under agreements relating to or affecting the Assets;

         (d) keep in full force and effect present insurance policies or other comparable insurance coverage;

         (e) use commercially reasonable efforts to maintain and preserve the goodwill associated with its name and its relationships with customers and others having business relations with it;

         (f) maintain compliance in all material respects with all permits, laws, rules and regulations, consent orders, and all other orders of applicable courts, regulatory agencies and similar governmental authorities to the extent its failure to do so would have a DACC Material Adverse Effect;

         (g) maintain present debt and lease instruments and not enter into new or amended debt or lease instruments; and

         (h) inform Search immediately if any event occurs that may have a DACC Material Adverse Effect.

         5.3 Prohibited Activities. Between May 31, 1996 and the Closing, DACC has not, and will not, without the prior written consent of Search, which shall not be unreasonably withheld:

         (a) declare or pay any dividend, or make any other distribution (whether in cash, stock or property) in respect of its stock whether now or hereafter outstanding, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase, redeem or otherwise acquire or retire for value any shares of its stock (DACC acknowledges that any such a prohibited occurrence which relates to the distribution of DACC stock could affect Search's compliance with the relevant securities laws in the distribution of the Search Securities);

         (b) except for expenses set forth on Schedule 1.1(b)(i), the Material Contracts listed in Schedule 3.13 and the Finance Contracts acquired in the ordinary course of business, enter into any contract or commitment or incur or agree to incur any liability or make any capital expenditures, or guarantee any Indebtedness (as defined in Schedule 3) in an amount not in excess of $10,000, including contracts to provide services to customers;

         (c) except as may be required by law as disclosed on Schedule 5.3(c), increase the compensation payable or to become payable to any officer, director, stockholder, employee or agent; make any bonus or management fee payment to any such person; make any loans or advances; adopt or amend any employee benefit plan; grant any severance or termination pay, or in any other manner increase the compensation payable to and/or fringe benefits provided to any of the aforesaid parties; provided, however, that raises in the ordinary course of business to non-key employees shall be permitted;

         (d) except for the payments listed on Schedule 1.1(b)(i) and for payments on the Senior Debt (as set forth in Schedule 1.3), make any payment other than in the "ordinary course of business," which shall not include paying any past due amounts except to the extent such past due amounts constitute part of the Assumed Liabilities.

         (e) directly or indirectly make or cause to be made any payment to an "Affiliate," other than Chicago Holdings, Inc., and then only to the extent any such payments are in the ordinary course of business. For purposes of this Agreement, the term "Affiliate" shall mean any entity which is directly or indirectly owned (partially or totally) or controlled by any officer, director, employee or shareholder of DACC;

         (f) directly or indirectly make, or cause to be made, any payments to or for the benefit of the Subordinated Debt Holders;

         (g) create or assume any mortgage, pledge or other Lien or encumbrance upon any assets or properties whether now owned or hereafter acquired, other than any Liens relating to the Senior Bank Debt;

         (h) sell, assign, lease, pledge or otherwise transfer or dispose of any property or equipment except in the ordinary course of business consistent with past practice;

         (i) acquire or negotiate for the acquisition of (by merger, consolidation, purchase of a substantial portion of assets or otherwise) any business or the start-up of any new business, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to DACC;

         (j) merge or consolidate or agree to merge or consolidate with or into any other corporation;

         (k) waive any material rights or claims of DACC, provided that DACC may negotiate and adjust claims in the course of good faith disputes with account debtors, employees and governmental agencies in a manner consistent with past practice;

         (l) commit a material breach of or amend or terminate any material agreement, permit, license or other right, except for amending or terminating Finance Contracts in the ordinary course of business;

         (m) enter into any other transaction (i) that is not negotiated at arm's length or (ii) outside the ordinary course of business consistent with past practice or (iii) prohibited hereunder;

         (n)      commence a lawsuit other than for routine collection of loans;

         (o) take, or agree (in writing or otherwise) to take, any of the actions described in Sections 5.3(a) through (n) above, or any action which would make any of the representations and warranties of DACC contained in this Agreement untrue or result in any of the conditions set forth in Sections 6 and 7 not being satisfied.

         5.4 No Solicitation of Offers. Prior to the first to occur of the Closing or the termination of this Agreement pursuant to Section 11.1, neither DACC nor any agent, officer, director or any representative of DACC will, during the period commencing on the date of this Agreement and ending with the Closing, directly or indirectly: (a) solicit, encourage or initiate the submission of proposals or offers from any person for, (b) participate in any discussions pertaining to, or (c) furnish any information to any person other than Search and Newco relating to, any acquisition or purchase of all or a material amount of the assets of, or any equity interest in, DACC or a merger, consolidation or business combination of DACC, except, in each case, to the extent required by fiduciary obligations under applicable law. In addition to the foregoing, if DACC receives any unsolicited offer or proposal relating to any of the above, DACC shall immediately notify Search thereof, including the identity of the party making such offer or proposal and the specific terms of such offer or proposal.

         5.5 Notification of Certain Matters. Each party hereto shall give prompt notice to the other parties hereto of (a) the occurrence or non-occurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty of it contained herein to be untrue or inaccurate in any material respect at or prior to the Closing and (b) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such party hereunder; provided, that in the event that the other party consummates the transactions contemplated hereby despite being provided with such written notice, then the other party shall automatically be deemed to have waived compliance with such representation, warranty, covenant, condition or agreement to the extent set forth in such written notice.

         5.6 Cooperation in Obtaining Required Consents and Approvals. For all consents and approvals which DACC is required to obtain pursuant to this Agreement, Search shall cooperate and provide to DACC such documentation or other information as DACC shall reasonably request. For all consents and approvals which Search is required to obtain pursuant to this Agreement, DACC shall cooperate and provide to Search such documentation or other information as Search shall reasonably request. Each party shall use all reasonable efforts to obtain all consents and approvals as shall be necessary for the performance of its obligations under this Agreement.

         5.7 Tax Returns. DACC shall timely file all federal and state tax returns required to be filed by DACC for taxable periods ending on or prior to the Closing and shall have paid or will pay when due all taxes which DACC is required to pay attributable to such periods, except for such payments which are the subject of a bona fide dispute, which shall be paid upon resolution of such dispute. Such returns will be prepared and filed in accordance with applicable law and in a manner consistent with past practices. After the Closing, Search, on the one hand, and DACC, on the other hand, will make available to the other, as reasonably requested, all information, records or documents relating to the liability for Taxes of DACC for all periods prior to and after the Closing and will preserve such information, records or documents until the expiration of any applicable statute of limitations or extensions thereof.

         5.8 Employees. Newco shall immediately hire all employees of DACC upon the Closing, but, except as set forth below, neither Search nor Newco is obligated to pay said employees any compensation or other amounts owed to them by DACC for periods prior to the date they are hired by Newco except to the extent included by the Assumed Liabilities (e.g. accrued vacation). On or before Closing DACC shall terminate all of its employees and pay all amounts owed to them through Closing, except to the extent any such amounts are either part of the Assumed Liabilities and/or constitute accrued but unpaid vacation pay. Notwithstanding the foregoing, Newco hereby agrees to assume DACC's obligations under DACC's employment agreement with Edmond McGinty effective as of Closing, provided that Newco retains McGinty as an employee for at least 61 days after Closing. If Newco terminates McGinty at any time during the period ending on the 60th day after Closing, DACC shall be responsible for all obligations regarding the termination of McGinty's employment. Newco and Search shall provide to all employees of DACC hired by Newco the employee benefit plans currently offered as of Closing by Search to Search's employees.

6.       CONDITIONS PRECEDENT TO OBLIGATIONS OF SEARCH AND NEWCO

The obligation of Search and Newco to effect the Closing is subject to the satisfaction or waiver, at or before the Closing, of the following conditions:

         6.1 Representations and Warranties; Performance of Obligations. All of the representations and warranties of DACC contained in this Agreement shall be true, correct and complete in all material respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of such date and all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by DACC on or before the Closing shall have been duly complied with, performed or satisfied in all material respects.

         6.2 No Litigation. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging Newco's proposed acquisition of the Assets, or limiting or restricting Newco's conduct or operation of its business following the Sale shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending. There shall be no action, suit claim or proceeding of any nature pending against Search, Newco or DACC, their respective properties or any of their officers or directors, that would,if adversely determined, be reasonably likely to have a DACC Material Adverse Effect on the Assets.

         6.3 Consents and Approvals. All necessary consents of and filings with any governmental authority or agency or third party relating to the consummation by DACC of the transactions contemplated hereby shall have been obtained and made.

         6.4 DACC Shareholders. DACC's shareholders shall have approved the Sale.

         6.5 No Material Adverse Effect. No "DACC Material Adverse Effect" shall have occurred between May 31, 1996 and Closing. For purposes of this Agreement, the term "DACC Material Adverse Effect" means any change or event which materially harms, damages, decreases the value of or interferes with the servicing, collection, maintenance and/or use of the Assets. Search acknowledges that the decrease in the value of DACC's Receivables due to the collection of DACC's Receivables between May 31, 1996 and Closing in the ordinary course of business shall not constitute a DACC Material Adverse Effect, and that continued and increased operating losses during that period shall not constitute a DACC Material Adverse Effect if the operating loss for each month is not more than 10% greater than the operating loss for the month of May or June, whichever is greater. In addition, Search acknowledges that DACC is currently insolvent and that neither such current insolvency nor any continued insolvency of DACC shall constitute a DACC Material Adverse Effect.

7.       CONDITIONS PRECEDENT TO OBLIGATIONS OF DACC

         The obligation of DACC to effect the Sale are subject to the satisfaction or waiver, at or before the Closing, of the following conditions:

         7.1 Representations and Warranties; Performance of Obligations. All of the representations and warranties of Search and Newco contained in this Agreement shall be true, correct and complete in all material respects on and as of the Closing as though such representations and warranties had been made as of such date and all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by Search and Newco on or before the Closing shall have been duly complied with, performed or satisfied in all material respects.

         7.2 No Material Adverse Effect. No "Search Material Adverse Effect" shall have occurred between the 10-K Filing Date and Closing. For purposes of this Agreement, the term "Search Material Adverse Effect" has the meaning specified in Section 4.1 of Schedule 4. DACC acknowledges, covenants and agrees that if a Search Material Adverse Effect has occurred, DACC's sole remedy shall be to terminate this Agreement upon notice to Search pursuant to the terms of Section 11.1 below.

         7.3 No Litigation. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging Newco's proposed acquisition of the Assets, or limiting or restricting Newco's conduct or operation of its business following the Sale shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending. There shall be no action, suit claim or proceeding of any nature pending against Search, Newco or DACC, their respective properties or any of their officers or directors, that would,if adversely determined, be reasonably likely to have a Search Material Adverse Effect.

         7.4 Consents and Approvals. All necessary consents of and filings with any governmental authority or agency or third party relating to the consummation by Search and Newco of the transactions contemplated hereby shall have been obtained and made.

         7.5 DACC Shareholders. DACC's shareholders shall have approved the Sale.

8.       INDEMNIFICATION BY DACC

         8.1     Indemnification by DACC.

         (a) Subject to the terms of Sections 8.1(b) and 8.5 below, DACC covenants and agrees to indemnify, defend, protect and hold harmless Search and Newco and their respective officers, directors, employees, successors and assigns (individually, a "Search Indemnified Party" and collectively "Search Indemnified Parties") from, against and in respect of:

                 (i) all liabilities, losses, claims, damages, punitive damages, courses of actions, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, interest (including interest from the date of such damages) and costs and expenses (including without limitation, reasonable attorneys' fees and disbursements of every kind, nature and description) (collectively, "Claims") suffered, sustained, incurred or paid by the Search Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly:

                          (1) any material breach of any representation or warranty of DACC set forth in this Agreement or any certificate, document or instrument delivered by or on behalf of DACC in connection herewith;

                          (2) any material nonfulfillment of any covenant or agreement on the part of DACC in this Agreement, or

                          (3) all liabilities and obligations of DACC except for the Assumed Liabilities.

                 (ii) any and all Claims incident to any of the foregoing or to the enforcement of this Section 8.1.

         (b) DACC shall not have any obligation under Section 8.1(a) to any Search Indemnified Party with respect to any Claim except to the extent the total amount of all Claims governed by Section 8.1(a) shall, in the aggregate, exceed $500,000.00 (the "Deductible"). All Claims in excess of the Deductible shall become eligible for indemnification under the terms and conditions of this Section 8.1

         (c) Notwithstanding anything to the contrary in Section 8.1(a), any Claim which alleges fraud or violation of "laws" and/or "regulations" (each as defined in Section 3.15 of Schedule 3) by DACC or usury with respect to a Finance Contract (as defined in Schedule 3) that is raised or brought by the obligor or a guarantor of said Finance Contract by way of a counterclaim in a proceeding instituted by or on behalf of Search with respect said Finance Contract shall not be eligible for indemnification hereunder if the aforesaid allegations of fraud or violation of law and/or regulation by DACC or usury are not successfully proven by said obligor or guarantor in such proceeding, in which event Search shall bear the entire cost of such proceedings. If, however, the aforesaid allegations are successfully proven in such proceeding, said Claim shall be eligible for indemnification and be deemed to be a Claim governed by Section 8.1(a) of this Agreement. In addition, any such

         Claim governed by this Section 8.1(c) shall be treated as a "Pending Claim" (as defined below in Section 10.2) for purposes of Sections 8.5 and 10.2 below.

         8.2     Expiration.

         (a) Subject to the resolution of all Pending Claims, the indemnification obligations of DACC under this Section 8 shall terminate as follows:

                 (i) With respect to all Claims based upon fraud, usury and/or violation of "laws" and "regulations" (each as defined in Section 3._ of Schedule 3) by or on the part of DACC with respect to Finance Contracts, one day after the first (1st) anniversary of the Closing (the "Final Expiration Date").

                 (ii)     With respect to all other Claims governed by this
                 Section 8, nine (9) months after Closing (the "First Expiration Date").

         (The Final Expiration Date and the First Expiration Date are collectively sometimes referred to as the "Expiration Dates").

         8.3 No Substitution of Shareholders. If DACC liquidates prior to the Final Expiration Date, all of the Search Securities held by the Escrow Agent shall remain in Escrow except as set forth below in Section 10. No shareholder of DACC shall be personally liable for DACC's obligations under this Section 8, except in the event they have received Search Securities in connection with or as a result of a breach or violation of the Escrow Agreement, and recovery for such liability shall be limited to such Search Securities. Once Search Securities are properly distributed by the Escrow Agent from Escrow, none of the DACC Shareholders shall have any responsibility or obligation to Search, except as may be set forth in the DACC Shareholders Agreement.

         8.4 Indemnification Procedures. All Claims for indemnification under this Section 8 (including any Claims subject to the Deductible) shall be asserted and resolved as follows:

         (a) In the event a Search Indemnified Party has a Claim against DACC (DACC, including all successors, shall be known collectively as the "Indemnifying Party") hereunder which does not involve a Claim being asserted against or sought to be collected by a third party, the Search Indemnified Party shall with reasonable promptness send a Claim Notice (the "Claim Notice") with respect to such Claim to Richard J. Uhl (the "Representative") and, in the event the Deductible shall have been satisfied, to the Escrow Agent. Such Claim Notice shall:

                          (i) state that the Search Indemnified Party has paid or incurred a DACC 100% Claim or a Shared Claim and is entitled to indemnification under Section 8 of this Agreement (an "Indemnification Item");

                          (ii) state the aggregate dollar amount of such Indemnification Item;

                          (iii) specify in reasonable detail the nature and
                 amount of each individual Indemnification Item;

                          (iv) specify in detail those DACC Escrow Shares, in the order of class and Value as specified in Section 8.4 of this Agreement, that Escrow Agent shall deliver to the Search Indemnified Party or as otherwise directed by the Search Indemnified Party in satisfaction of the Indemnification Item(s) set forth in the Claim Notice in accordance with Sections 8.4(e) and 10.3 of this Agreement; and

                          (v) state the amount remaining in the Deductible after applying the Indemnification Item(s) in such Claim Notice towards the Deductible.

Any Claim Notice may include multiple Indemnification Items.

If the Representative does not notify the Search Indemnified Party within 30 days of receipt of the Claim Notice (the

"Notice Period") that the Indemnifying Party disputes such Claim, the amount of such Claim shall be conclusively deemed a liability of the Indemnifying Party hereunder. In case the Representative shall, within the Notice Period, object in writing to any Claim made in accordance with this Section 8.4(a), the Search Indemnified Party shall have fifteen (15) days to respond in a written statement to the objection of the Representative. If after such fifteen (15) day period there remains a dispute as to any Claims, the parties shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such Claims. If the parties should so agree, a memorandum setting forth such agreement shall be prepared and executed by both parties. If no such agreement can be reached after good faith negotiations the parties may pursue applicable remedies as provided by Section 11.18.

         (b) In the event that any Claim for which the Indemnifying Party would be liable to a Search Indemnified Party hereunder is asserted against a Search Indemnified Party by a third party, the Search Indemnified Party shall with reasonable promptness notify the Representative of such Claim, specifying the nature of such claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such Claim). The actions and decisions of the Representative shall be binding upon the Indemnifying Party. The Representative shall have 30 days from the receipt of the Claim Notice (the "Notice Period") to notify the Search Indemnified Party (i) whether or not the Indemnifying Party disputes the Indemnifying Party's liability to the Search Indemnified Party hereunder with respect to such Claim and (ii) if the Indemnifying Party does not dispute such liability, whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend against such Claim, provided that the Indemnifying Party is hereby authorized (but not obligated) prior to and during the Notice Period to file any motion, answer or other pleading and to take any other action which the Indemnifying Party shall deem necessary or appropriate to protect the Indemnifying Party's interests. If the Representative notifies the

         Search Indemnified Party within the Notice Period that the Indemnifying Party does not dispute the Indemnifying Party's obligation to indemnify hereunder and desires to defend the Search Indemnified Party against such Claim, except as hereinafter provided, the Indemnifying Party shall have the right to defend by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by the Indemnifying Party to a final conclusion; provided that, unless the Search Indemnified Party otherwise agrees in writing, the Indemnifying Party may not settle any matter (in whole or in part) unless such settlement includes a complete and unconditional release of the Search Indemnified Party. If the Search Indemnified Party desires to participate in, but not control, any such defense or settlement the Search Indemnified Party may do so at the Search Indemnified Party's sole cost and expense. If the Indemnifying Party elects not to defend the Search Indemnified Party against such Claim, whether by failure of the Representative to give the Search Indemnified Party timely notice as provided above or otherwise, then the Search Indemnified Party, without waiving any rights against the Indemnifying Party, may settle or defend against any such Claim in the Search Indemnified Party's commercially reasonable discretion (provided, that the Search Indemnified Party may not settle any matter (in whole or part) unless such settlement includes a complete and unconditional release of the Indemnifying Party) and the Search Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and, on an ongoing basis, all indemnifiable costs and expenses of the Search Indemnified Party with respect thereto, including interest from the date such costs and expenses were incurred.

         (c) If at any time, in the reasonable opinion of the Search Indemnified Party, notice of which shall be given in writing to the Representative, any such Claim seeks material prospective relief which could have a materially adverse effect on the assets, liabilities, financial condition, results of operations or business prospects of any Search Indemnified Party, the Search Indemnified Party shall have the right to control or assume (as the case may be) the defense of any such Claim and the amount of any judgment or, subject to the prior approval of the Indemnifying Party, settlement and the reasonable costs and expenses of defense shall be included as part of the indemnification obligations of the Indemnifying Party hereunder. If the Search Indemnified Party should elect to exercise such right, the Representative shall have the right to participate in, but not control, the defense of such claim or demand at the sole cost and expense of the Indemnifying Party.

         (d) The Search Indemnified Party's failure to give reasonably prompt notice to the Representative of any actual or threatened claim or demand which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any liability which the Indemnifying Party may have to the Search Indemnified Party unless the failure to give such notice materially and adversely prejudiced the Indemnifying Party.

         (e) All shares of Search Securities issued to and/or on behalf of DACC pursuant to this Agreement and delivered to the Escrow Agent (the "DACC Escrow Shares") shall be available to satisfy the indemnification obligations of the Indemnifying Party pursuant to this
         Section 8 through the First Expiration Date or Final Expiration Date, as the case may be, subject to the retention of that portion of the DACC Escrow Shares required pursuant to Section 10.2 below for Pending Claims. Upon determination of the dollar amount owed to a Search Indemnified Party in satisfaction of the Indemnifying Party's obligations with respect to "DACC 100% Claims" (defined below in Section 10.3) and the Indemnifying Party's obligations with respect to the Indemnifying Party's portion of the "Shared Claims" (defined below in Section 10.3), the Escrow Agent shall, pursuant to the terms of the Escrow Agreement, deliver to the Search Indemnified Party that number of DACC Escrow Shares having a Value (as defined below) equal to the dollar amount so determined as set forth herein in this Section 8.4(e) from the respective classes of DACC Escrow Shares identified below. For purposes of this

         Agreement, the term "Value" per share of DACC Escrow Shares shall mean
         (i) the allocated price of each class of the DACC Escrow Shares, namely Two Dollars Fifty-Three and Eight Tenths Cents ($2.538) per share for the Convertible Stock, One Dollar Five and Seven Tenths Cents ($1.057) per share for the Common Stock, and Forty- One Cents ($.41) for the Warrants. In the event of any stock split, reverse stock split, stock combination or reclassification of any of the DACC Escrow Shares or any merger, consolidation or combination of Search with any other entity or entities, the Value of the DACC Escrow Shares shall be proportionally adjusted so that the Value of the DACC Escrow Shares after such event shall be the same as the Value such DACC Escrow Shares possessed immediately prior to such event. Such adjustment shall be made successively upon the occurrence of the events listed in the immediately preceding sentence. Subject to
         Section 10.3, the order by class in which the Escrow Agent shall deliver DACC Escrow Shares to the Search Indemnified Parties pursuant to this Section 8 is as follows: (1) the Warrants, until no more Warrants are held by the Escrow Agent; then (2) the Common Stock, until no more shares of Common Stock is held by the Escrow Agent; then
         (3) the Convertible Stock, until no more shares of Convertible Stock is held by the Escrow Agent; then (4) cash. The foregoing order of distribution shall be followed with respect to all DACC Escrow Shares held by the Escrow Agent in Escrow.

         8.5 Survival of Representations, Warranties and Covenants. All representations, warranties, covenants and indemnities made by DACC in or pursuant to this Agreement or in any document delivered pursuant hereto will survive the Closing and will remain in effect until, and will expire upon, the First Expiration Date or Final Expiration Date as set forth above in Section 8.2, provided, however, that the indemnification obligations with respect to any Pending Claim (and the related representations, warranties and covenants) existing as of either of the aforesaid Dates will survive until the final resolution of such Pending Claim.

9.       INDEMNIFICATION BY SEARCH

         9.1 Indemnification by Search. Search covenants and agrees to indemnify, defend, protect and hold harmless DACC and its officers, directors and employees, and also DACC's stockholders, but only as set forth in Section
9.2 below (individually, a "DACC Indemnified Party" and collectively "DACC Indemnified Parties") from, against and in respect of:

         (a) all Claims suffered, sustained, incurred or paid by the DACC Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly:

                 (i) any material breach of any representation or warranty of Search or Newco set forth in this Agreement or any certificate, document or instrument delivered by or on behalf of Search or Newco in connection herewith;

                 (ii) any material nonfulfillment of any covenant or agreement on the part of Search or Newco in this Agreement, or

                 (iii)  the Assumed Liabilities and/or the Senior Bank Debt.

         (b) any and all Claims incident to any of the foregoing or to the enforcement of this Section 9.1.

         9.2 Exclusive Agent. Search's indemnification obligations to DACC's stockholders are conditioned on the DACC stockholders appointing Richard
J. Uhl ("Agent") as their exclusive agent for handling all matters related to indemnity claims of DACC stockholders. Without limiting the preceding sentence, Agent is the only one who can assert, prosecute or settle indemnity claims of DACC stockholders, and Agent is the only one who can give or receive notices on behalf of the DACC stockholders with respect to their indemnity claims. Search shall have no indemnity obligations to any DACC stockholder who directly asserts a claim against Search or who does not otherwise comply with the requirements of this Section 9.2.

         9.3     Expiration.  Search's indemnification obligations under this
Section 9 shall terminate as follows:

         (a) With respect to Claims based upon the Assumed Liabilities and/or the Senior Bank Debt, upon Search satisfying in full the Assumed Liabilities and the Senior Bank Debt.

         (b)     With respect to all other Claims, one day after the first
         (1st) anniversary of the Closing.

         9.4 Indemnification Procedures. All Claims for indemnification under this Section 9 shall be asserted and resolved as follows:

         (a) In the event a DACC Indemnified Party has a Claim against Search hereunder which does not involve a Claim being asserted against or sought to be collected by a third party, the DACC Indemnified Party shall with reasonable promptness send a Claim notice (the "Claim Notice") with respect to such Claim to Search. If Search does not notify the DACC Indemnified Party within 30 days of receipt of the Claim Notice (the "Notice Period") that Search disputes such Claim, the amount of such Claim shall be conclusively deemed a liability of Search hereunder. In case Search shall, within the Notice Period, object in writing to any Claim made in accordance with this Section 9.3(a), the DACC Indemnified Party shall have fifteen (15) days to respond in a written statement to the objection of Search. If after such fifteen (15) day period there remains a dispute as to any Claims, the parties shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such Claims. If the parties should so agree, a memorandum setting forth such agreement shall be prepared and executed by both parties. If no such agreement can be reached after good faith negotiations the parties may pursue applicable remedies as provided by Section 11.18.

         (b) If any Claim for which Search would be liable to a DACC Indemnified Party hereunder is asserted against a DACC Indemnified Party by a third party, the DACC Indemnified Party shall with reasonable promptness notify Search of such Claim, specifying the nature of such claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such Claim). Search shall have 30 days from the receipt of the Claim Notice (the "Notice Period") to notify the DACC Indemnified Party (i) whether or not Search disputes Search's liability to the DACC Indemnified Party hereunder with respect to such Claim and (ii) if Search does not dispute such liability, whether or not Search desires, at Search's sole cost and expense, to defend against such Claim, provided that Search is hereby authorized (but not obligated) prior to and during the Notice Period to file any motion, answer or other pleading and to take any other action which Search shall deem necessary or appropriate to protect Search's interests. If Search notifies the DACC Indemnified Party within the Notice Period that Search does not dispute Search's obligation to indemnify hereunder and agrees to defend the DACC Indemnified Party against such Claim, except as hereinafter provided, Search shall have the right to defend by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by Search to a final conclusion; provided that, unless the DACC Indemnified Party otherwise agrees in writing, Search may not settle any matter (in whole or in part) unless such settlement includes a complete and unconditional release of the DACC Indemnified Party. If the DACC Indemnified Party desires to participate in, but not control, any such defense or settlement the DACC Indemnified Party may do so at the DACC Indemnified Party's sole cost and expense. If Search elects not to defend the DACC Indemnified Party against such Claim, whether by failure of Search to give the DACC Indemnified Party timely notice as provided above or otherwise, then the DACC Indemnified Party, without waiving any rights against Search, may settle or defend against any such Claim in the DACC Indemnified Party's commercially reasonable discretion (provided, that the DACC Indemnified Party may not settle any matter (in whole or in part) unless such settlement includes a complete and unconditional release of the Search Indemnifying Party) and the DACC Indemnified Party shall be entitled to recover from Search the amount of any settlement or judgment and, on an ongoing basis, all indemnifiable costs and expenses of the DACC Indemnified Party with respect thereto, including interest from the date such costs and expenses were incurred.

         (c) Nothing herein shall be deemed to prevent a DACC Indemnified Party from making a claim, and a DACC Indemnified Party may make a claim hereunder, for potential or contingent claims or demands provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible and the DACC Indemnified Party has reasonable grounds to believe that such a claim or demand may be made.

         (d) The DACC Indemnified Party's failure to give reasonably prompt notice to Search of any actual, threatened or possible claim or demand which may give rise to a right of indemnification hereunder shall not relieve Search of any liability which Search may have to the DACC Indemnified Party unless the failure to give such notice materially and adversely prejudiced Search.

         9.5 Survival of Representations, Warranties and Covenants. All representations, warranties, covenants and indemnities made by Search and Newco in or pursuant to this Agreement or in any document delivered pursuant hereto will survive the Closing and will remain in effect, and will expire as provided in Section 9.3, provided, however, that the indemnification obligations with respect to any Pending Claim (and the related representations, warranties and covenants) will survive until the final resolution of such Pending Claim.

10.      ESCROW

         10.1    Escrow.  At Closing the Search Securities as specified in
Section 1.5 (also referred to as the DACC Escrow Shares for purposes of Section 8 above, this Section 10 and the Escrow Agreement), and the Indemnity Shares specified in Section 1.9(d) shall be delivered to U.S. Trust Company of Texas, N.A. ("Escrow Agent") to be held by the Escrow Agent pursuant to that certain Escrow Agreement entered into by and among Search, Newco, DACC, each of the Subordinated Debt

Holders, and Escrow Agent in substantially the form as attached hereto as
Schedule 10.1 on the Closing (the "Escrow Agreement"). The Escrow Agent shall hold the DACC Escrow Shares and the Indemnity Shares pursuant to the Escrow Agreement. The Escrow Agent shall distribute the DACC Escrow Shares pursuant to the terms of this Section 10 and the Escrow Agreement; the Escrow Agent shall distribute the Indemnity Shares pursuant to the terms of Section 10 of the Sub-Debt Acquisition Agreement and the Escrow Agreement. The parties agree to instruct the Escrow Agent to transfer the DACC Escrow Shares and all cash attributable thereto as follows in the following order:

         (a) Prior to the First Expiration Date, to Search for cancellation of that amount of DACC Escrow Shares and/or cash, in the order of class as specified in Section 8.4 above, to the extent necessary to satisfy all finally resolved DACC 100% Claims and DACC's portion of the Shared Claims.

         (b) At the First Expiration Date, but subject to Section 10.2 below, to DACC and/or the shareholders of DACC 638,515 Warrants less the number of Warrants delivered to Search for cancellation, 638,515 shares of Common Stock less the number of shares of Common Stock delivered to Search for cancellation, and 383,109 shares of Convertible Stock less the number of shares of Convertible Stock delivered to Search for cancellation, and all dividends which shall have been received by the Escrow Agent attributable to the DACC Escrow Shares released to DACC and not distributed to Search pursuant to
         Section 10.1(a).

         (c) After the First Expiration Date and prior to the Final Expiration Date, and to the extent still held by the Escrow Agent in Escrow, to Search for cancellation of that amount of DACC Escrow Shares and/or cash, in the order of class as specified in Section 8.4 above, to the extent necessary to satisfy all finally resolved DACC 100% Claims and DACC's portion of the Shared Claims.

         (d) At the Final Expiration Date, but subject to Section 10.2 below, to DACC and/or the shareholders of DACC the balance of the DACC Escrow Shares and all dividends which shall have been received by the Escrow Agent attributable to the DACC Escrow Shares released to DACC and not distributed to Search pursuant to Sections 10.1(a) or 10.1(c).

         10.2    Pending Claims.  Notwithstanding anything to the contrary in
Section 10.1, if the aggregate amount of all DACC 100% Claims and the Shared Claims (including the amount of all Pending Claims as determined below) shall have exceeded the Deductible and Pending Claims exist as of an Expiration Date, the Escrow Agent shall retain in Escrow that portion, in excess of the Deductible, of the DACC Escrow Shares and/or cash, in the order specified in
Section 8.4, with a Value equal to: (i) 100% of the amount of the DACC 100% Claims and DACC's portion of the Shared Claims, as determined by Search acting in good faith in a commercially reasonable manner, if Search determines the amount of any of such Claims is reasonably certain, or (ii) 125% of the amount of the DACC 100% Claims and DACC's portion of the Shared Claims, as determined by Search acting in good faith in a commercially reasonable manner, if Search determines the amount of any such Claims is not reasonably certain. Upon the final resolution of any Pending Claim, the Escrow Agent shall likewise distribute in the priorities specified in Section 10.1 the DACC Escrow Shares and/or cash reserved by the Escrow Agent with respect to such types of Pending Claim. The term "Pending Claim" shall mean any Claim governed by Section 8 which has not been resolved finally as of an Expiration Date.

         10.3 Pro Rata Payment of Claims. Search and DACC acknowledge that there are three types of indemnity Claims governed by either this Agreement and/or the Sub-Debt Acquisition Agreement: (i) those for which only DACC has liability (the "DACC 100% Claims"), (ii) those for which only the Subordinated Debt Holders have liability (the "SDH 100% Claims"), and (iii) those for which both DACC and the Subordinated Debt Holders have liability (the "Shared Claims"). With respect to DACC 100% Claims only DACC Escrow Shares and/or cash attributable thereto shall be used to pay such Claims. With respect to SDH 100% Claims only Indemnity Shares and/or cash attributable thereto shall be used to pay such Claims. With respect to Shared Claims, 62% of such Claims shall be paid from DACC Escrow Shares and/or cash attributable thereto, and 38% of such Claims shall be paid from Indemnity Shares and/or cash attributable thereto, provided, that if either the DACC Escrow Shares or the cash attributable thereto, on the one hand, or the Indemnity Shares and the cash attributable thereto, on the other, are insufficient to pay such party's share of the Shared Claim, then the other party shall pay any deficiency so that Search receives payment for 100% of the Shared Claim.

11.      GENERAL

         11.1 Termination. This Agreement may be terminated at any time prior to the Closing:

         (a)     by mutual consent of Search and DACC; or

         (b) by DACC, on the one hand, or by Search, on the other hand, if the Closing shall not have occurred on or before August 2, 1996; provided that the right to terminate this Agreement under this Section 11.1(b) shall not be available to either party (Search and Newco deemed to be a single party for this purpose) whose material misrepresentation, breach of warranty or failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

         (c) by DACC, on the one hand, or by Search, on the other hand, if there is or has been a material breach, failure to fulfill or default on the part of the other party of any of the representations and warranties contained herein or in the due and timely material performance and satisfaction of any of the covenants, agreements or conditions contained herein, and the curing of such default shall not have been made or shall not reasonably be expected to occur before the Closing; or

         (d) by DACC, on the one hand, or by Search, on the other hand, if there shall be a final nonappealable order of a federal or state Court in effect preventing consummation of the Sale or any other transaction contemplated hereby;

         or there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Sale or any other transaction contemplated hereby by any governmental entity which would make the consummation of the Sale or any other transaction contemplated hereby illegal.

         11.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 11.1, this Agreement shall forthwith become void, and except as hereinafter provided, there shall be no liability or obligation on the part of any party hereto or its officers, directors or stockholders. Notwithstanding the foregoing sentence, (a) the provisions of this Section 11.2, Section 5.l(b) and (c) (confidentiality) and the other provisions of Section 11 (including without limitation brokers and expenses), shall remain in full force and effect and survive any termination of this Agreement; (b) DACC and the Search/Newco Group shall remain liable to the other for any breach of this Agreement prior to its termination; and (c) in the event of termination of this Agreement pursuant to Section 11.1(c) above, then notwithstanding the provisions of Section 11.8 below, the breaching party shall be liable to the other party to the extent of the expenses incurred by such other party in connection with this Agreement and the transactions contemplated hereby, as well as any damages in accordance with Section 11.18.

         11.3 Cooperation. DACC, Search and Newco shall each deliver or cause to be delivered to the other on the Closing, and at such other times and places as shall be reasonably agreed to, such additional instruments as the other may reasonably request for the purpose of carrying out this Agreement. DACC will also cooperate and use its reasonable efforts to have the present officers, directors and employees of DACC, and have all "contract employees" provided to DACC by Chicago Holdings, Inc. or any other Affiliate, cooperate with Search on and after the Closing in furnishing information, evidence, testimony and other assistance in connection with any obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing, in each case at the cost and expense of Search.

         11.4 Successors and Assigns. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, and their permitted successors and assigns.

         11.5 Entire Agreement. This Agreement (which includes the Schedules attached hereto) sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. It shall not be amended or modified except by a written instrument duly executed by each of the parties hereto. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement, including, without limitation, the June 19 Agreement.

         11.6 Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered (which deliveries may be by telefax) by the parties.

         11.7 Brokers and Agents. Search and Newco (as a group) and DACC each represents and warrants to the other that it has not employed any broker or agent in connection with the transactions contemplated by this Agreement and agrees to indemnify the other against all loss, damages or expense relating to or arising out of claims for fees or commissions of any broker or agent employed or alleged to have been employed by such indemnifying party, except that DACC has an obligation to pay a brokerage commission to The Chicago Corporation and EVEREN Securities, Inc. in connection with the consummation of the Sale, which obligation shall be solely that of DACC.

         11.8 Expenses. Search has and will pay the fees, expenses and disbursements of Search and Newco and their agents, representatives, financial advisors, accountants and counsel incurred in connection with the subject matter of this Agreement. DACC has and will pay the fees, expenses and disbursements of DACC and its agents, representatives, financial advisors, accountants and counsel incurred in connection with the subject matter of this Agreement.

         11.9 Specific Performance; Remedies. Each party hereto acknowledges that the other parties will be irreparably harmed and that there will be no adequate remedy at law for any violation by any of them of any of the covenants or agreements contained in this Agreement, including without limitation, the confidentiality obligations set forth in Section 5.1(b) and
(c). It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, each party hereto shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other parties' covenants and agreements contained in this Agreement.

         11.10 Notices. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given if delivered personally or sent by telefax (with confirmation of receipt), by registered or certified mail, postage prepaid, or by recognized courier service, as follows:

If to Search
 or Newco to:                     Search Capital Group, Inc.
                                  700 N. Pearl Street
                                  Suite 400, L.B. 401
                                  Dallas, Texas 75201-2809
                                  Attention:  George C. Evans, President & CEO
                                  Facsimile No.:  214-965-6098

         With a copy to:

                                  Riezman & Blitz, P.C.
                                  120 S. Central, 10th Floor
                                  St. Louis, Missouri 63105
                                  Attention:  Richard M. Riezman, Esq.
                                  Facsimile No.:  314-727-6458


If to DACC                        Dealers Alliance Credit Corp.
                                  c/o Chicago Holdings, Inc.
                                  1000 RIDC Plaza
                                  P.O. Box 11432
                                  Pittsburgh, PA 15238
                                  Attention: Richard J. Uhl, President & CEO
                                  Facsimile No.: 412-963-9841

         With a copy to:

                                           Kronish, Lieb, Weiner & Hellman LLP
                                           1114 Avenue of the Americas
                                           New York, New York 10036-7798
                                           Attention: Russell S. Berman, Esq.
                                           Facsimile No.:  212-479-6275

or to such other address as the person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein. Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given as of the date so delivered, telefaxed, mailed or dispatched and, if given by any other means, shall be deemed given only when actually received by the addressees.

         11.11 Governing Law . This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Delaware.

         11.12 Severability. If any provision of this Agreement or the application thereof to any person or circumstances is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such person or circumstances in any jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.

         11.13 Absence of Third Party Beneficiary Rights. No provision of this Agreement is intended, nor will be interpreted, to provide or to create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, employee, partner of any party hereto or any other person or entity.

         11.14 Mutual Drafting. This Agreement is the mutual product of the parties hereto, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the parties, and shall not be construed for or against any party hereto.

         11.15 Further Representations. Each party to this Agreement acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel. Each party further represents that it is being independently advised as to the tax consequences of the transactions contemplated by this Agreement and is not relying on any representation or statements made by the other party as to such tax consequences.

         11.16 Amendment; Waiver. This Agreement may be amended by the parties hereto at any time prior to the Closing by execution of an instrument in writing signed on behalf of each of the parties hereto. Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party.

         11.17   Public Disclosure.

         (a) Between the date of this Agreement and Closing: (i) DACC shall not make any disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement unless previously approved by Search in writing; (ii) Search shall provide to DACC a copy of all materials to be filed by Search with the Securities and Exchange Commission ("SEC") regarding this Agreement and the Sale for DACC's review and comment; and (iii) DACC and Search shall mutually prepare and approve a joint press release to be issued contemporaneously with Closing regarding this Agreement and the Sale.

         (b) After Closing, Search shall provide to DACC a copy of all materials to be filed with the SEC regarding this Agreement and the Sale for DACC's review and comment.

         (c) Search shall consider all comments and/or reasonable suggested changes made by DACC pursuant to Sections 11.17(a) and (b), provided, however, that the determination of Search's securities counsel on any DACC suggested changes regarding any materials to be filed by

         Search with the SEC shall be final and binding on the parties hereto.

         11.18   Arbitration.

                 (a) Any controversy, claim or dispute arising out of or relating to this Agreement or the breach, termination, enforceability or validity hereof, including without limitation the determination of the scope or applicability of the agreement to arbitrate set forth in this Section 11.18, shall be determined exclusively by binding arbitration in a city mutually agreed to by DACC and Search before three arbitrators. The arbitration shall be governed by the American Arbitration Association (the "AAA") under its Commercial Arbitration Rules, provided that Persons eligible to be selected as arbitrators shall be limited to attorneys-at-law each of whom has actively practiced law (in private or corporate practice or as a member of the judiciary) for at least 15 years concentrating in either general commercial litigation or general corporate and commercial matters.

                 (b) Judgment upon the award rendered may be entered in any court having jurisdiction.

                 (c) Each of DACC and the Subordinated Debt Holders, on the one hand, and Search and Newco, on the other, shall, subject to the award of the arbitrators, pay an equal share of the arbitrators' fees. The arbitrators shall have the power to award recovery of all costs (including attorneys' fees, administrative fees, arbitrators' fees and court costs) to the prevailing party.

         11.19 WAIVER. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES,

EXCEPT TO THE EXTENT OF ANY SUCH DAMAGES OCCASIONED BY AN INTENTIONAL BREACH BY ANY PARTY OF ITS OBLIGATIONS UNDER THIS AGREEMENT. EACH OF THE PARTIES HEREBY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY COUNSEL IN THE NEGOTIATION, EXECUTION AND DELIVERY OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, SUCH WAIVER OF THE RIGHT TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES TO THE EXTENT WAIVED BY THE PARTIES HERETO.

           [THE REST OF THIS PAGE HAS BEEN LEFT INTENTIONALLY BLANK]

         IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the day and year first above written.


SEARCH CAPITAL GROUP, INC.


By:/s/ ROBERT D. IDZI
   -------------------------------------
   Robert D. Idzi, E.V.P. & CFO


DEALERS ALLIANCE CREDIT CORP.


By:/s/ RICHARD J. UHL
   -------------------------------------
   Chief Executive Officer


SEARCH FUNDING IV, INC.


By:/s/ ROBERT D. IDZI
   -------------------------------------
   Robert D. Idzi, S.V.P. & CFO

                                   SCHEDULES

Schedule 1.1 (ii)         -       DACC Intangible Property List
Schedule 1.1 (iii)        -       DACC Owned and Leased Real Estate
Schedule 1.1 (iv)         -       DACC Furniture, Fixtures and Equipment
Schedule 1.2 (a)          -       Form of Search Convertible Preferred       Stock
Schedule 1.2 (c)          -       Form of Search Warrant
Schedule 1.3              -       DACC May 31, 1996 Balance Sheet, Additional Assumed Specific DACC Liabilities And
                                  Senior Bank Debt Amount
Schedule 1.4              -       List of DACC Excluded Liabilities Not Assumed
Schedule 1.7              -       Form of Shareholder Agreement
Schedule 1.9              -       Form of Sub-Debt Agreements
Schedule 3                -       Representations and Warranties of DACC
Schedule 4                -       Representations and Warranties of Search and Newco
Schedule 10.1             -       Form of Escrow Agreement

                               SCHEDULE 3 and 4

                               TABLE OF CONTENTS


3.       REPRESENTATIONS AND WARRANTIES OF DACC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -1-
         --------------------------------------
         3.1     DUE ORGANIZATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -1-
                 ----------------
         3.2     AUTHORIZATION; VALIDITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -1-
                 -----------------------
         3.3     NO CONFLICTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -1-
                 ------------
         3.4     SUBSIDIARIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -2-
                 ------------
         3.5     PREDECESSOR STATUS; ETC. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -3-
                 ------------------------
         3.6     FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -3-
                 --------------------
         3.7     LIABILITIES AND OBLIGATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -3-
                 ---------------------------
         3.8     ACCOUNTS AND NOTES RECEIVABLE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -4-
                 -----------------------------
         3.9     PERMITS AND INTANGIBLES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -4-
                 -----------------------
         3.10    VALIDITY OF FINANCE CONTRACTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -4-
                 -----------------------------
         3.11    FINANCE CONTRACTS ASSIGNABLE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -5-
                 ----------------------------
         3.12    LEASES ASSIGNABLE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -5-
                 -----------------
         3.13    SIGNIFICANT CAR DEALER, MATERIAL CONTRACTS AND COMMITMENTS . . . . . . . . . . . . . . . . . . . . . -5-
                 ----------------------------------------------------------
         3.14    EMPLOYEE BENEFIT PLANS AND LABOR UNIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -6-
                 ---------------------------------------
         3.15    CONFORMITY WITH LAW; LITIGATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -7-
                 -------------------------------
         3.16    RESERVED . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -7-
                 --------
         3.17    ABSENCE OF CHANGES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -7-
                 ------------------
         3.18    BANK ACCOUNTS; POWERS OF ATTORNEY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -8-
                 ---------------------------------
         3.19    DISCLOSURE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -8-
                 ----------
         3.20    SEARCH SECURITIES REPRESENTATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -8-
                 ---------------------------------
         3.21    COMPLETE COPIES OF MATERIALS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -9-
                 ----------------------------
         3.22    OFFICES, FTC; WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -9-
                 ------------------------
         3.23    ENVIRONMENTAL MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -9-
                 ---------------------

4.       REPRESENTATIONS OF SEARCH AND NEWCO  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -10-
         -----------------------------------
         4.1     DUE ORGANIZATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -10-
                 ----------------
         4.2     AUTHORIZATION; VALIDITY OF OBLIGATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -10-
                 --------------------------------------
         4.3     NO CONFLICTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -10-
                 ------------
         4.4     SEARCH CAPITALIZATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -11-
                 ---------------------
         4.5     SEARCH SECURITIES DISCLOSURE DOCUMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -11-
                 --------------------------------------
         4.6     ABSENCE OF MATERIAL CHANGES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -12-
                 ---------------------------
         4.7     SEARCH SEC FILINGS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -12-
                 ------------------
         4.8     RESERVED . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -13-
                 --------
         4.9     SEARCH FINANCIAL STATEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -13-
                 ---------------------------
         4.10    OWNERSHIP OF NEWCO; NO PRIOR ACTIVITIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -14-
                 ---------------------------------------
         4.11    CONFORMITY WITH LAW; LITIGATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -14-
                 -------------------------------

Note: For purposes of Schedules 3 and 4, the term "Agreement" refers to the Asset Acquisition Agreement, dated as of August __, 1996, by and among Search Capital Group, Inc. ("Search"), Search Funding IV, Inc. ("Newco") and Dealers Alliance Credit Corp. ("DACC"), including all Schedules thereto.

                                   SCHEDULE 3

3.       REPRESENTATIONS AND WARRANTIES OF DACC:

3.1 DUE ORGANIZATION. DACC is a corporation duly organized, validly existing and is in good standing under the laws of the jurisdiction of its incorporation and is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to own its properties and to carry on its business in the places and in the manner as now conducted except where the failure to be so authorized or qualified would not have a DACC Material Adverse Effect (as defined in Section 6.5 of the Agreement) on the Assets or materially adversely affect the ability of DACC to consummate the Sale. SCHEDULE 3.1 hereto contains a list of all jurisdictions in which DACC is authorized or qualified to do business and DACC is in good standing in each of said jurisdictions.

3.2 AUTHORIZATION; VALIDITY. DACC has all requisite corporate power and authority to enter into and perform its obligations pursuant to the terms of the Agreement and all of the agreements and documents referred to therein (the "Related Documents"). The execution and delivery of the Agreement and the Related Documents to which DACC is a party by DACC and the performance by DACC of its obligations thereunder have been duly and validly authorized by the Board of Directors of DACC and by all necessary corporate action, except that the Sale must still be approved by DACC's stockholders. This Agreement is, and upon execution by DACC the Related Documents will be, legal, valid and binding obligations of DACC enforceable against DACC in accordance with their terms, subject to approval of the Sale by DACC's stockholders, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

3.3 NO CONFLICTS. The execution, delivery and performance of the Agreement, the consummation of the transactions contemplated thereby, and the fulfillment of the terms thereof will not:

         (a) conflict with, or result in a breach or violation of, DACC's certificate of incorporation or bylaws;

         (b) conflict with, or result in a default (or would constitute a default but for any requirement of notice or lapse of time or both) under any document, agreement or other instrument to which DACC is a party, or result in the creation or imposition of any lien, charge or encumbrance on any of DACC's properties pursuant to (i) any law or regulation to which either DACC or any of its property is subject or
         (ii) any judgment, order or decree to which DACC is bound or any of its property is subject, provided that the holders ("Senior Debt Holders") of the Senior Bank Debt (defined below) and the holders of the Subordinated Debt (defined below) consent to this transaction, except, in each case, as would not, individually or in the aggregate, have a DACC Material Adverse Effect. "Senior Bank Debt" means all debt owed by DACC from time to time under the Amended and Restated Loan and Security Agreement dated October 30, 1995, as amended (as amended, the "Senior Loan Agreement"), between DACC and LaSalle National Bank, as agent for the financial institutions that are parties to said loan agreement from time to time. "Subordinated Debt" means all debt owed by DACC from time to time under the Senior Subordinated Note and Warrant Purchase Agreement dated October 16, 1995, as amended, originally between DACC and R-H Capital Partners, L.P.; and

         (c) except as would not materially adversely effect Search's ability to service, collect, maintain and/or use the Assets and/or would not constitute a DACC Material Adverse Effect:

                 (i) result in termination or impairment of any material permit, license, franchise, contractual right or other authorization of DACC, but, in each case, only if and to the extent such licenses, permits, franchises, contractual rights and other authorizations are assignable by DACC; or

                 (ii) violate any law, order, judgment, rule, regulation, decree or ordinance to which DACC is subject or by which the Assets are bound.

3.4 SUBSIDIARIES. DACC has no subsidiaries and does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity, nor is DACC, directly or indirectly, a participant in any joint venture, partnership or other noncorporate entity.

3.5 PREDECESSOR STATUS; ETC. SCHEDULE 3.5 sets forth a listing of all names of all predecessor companies of DACC during the five-year period immediately preceding the date hereof, including without limitation the names of any entities from whom DACC has acquired material assets. DACC has not at any time during the five year period immediately preceding the date hereof been a subsidiary or division of another corporation or a part of an acquisition which was later rescinded.

3.6      FINANCIAL STATEMENTS.

         (a) DACC acknowledges that Search is relying upon DACC's "Audited Financials" (as defined below) for purposes of satisfying the applicable Securities and Exchange Commission requirements governing Search's proxy materials (a preliminary draft of which was filed by Search with the SEC on July 19, 1996), and upon the consent of DACC's auditors (which such auditors have provided) to use such Audited Financials as part of the aforesaid proxy materials.

         (b) For the purpose of acknowledging Search's reliance on DACC's Audited Financials as set forth in the foregoing Section 3.6(a), and for no other purposes, DACC affirms that SCHEDULE 3.6 includes true, complete and correct copies of DACC's audited Statement of Financial Condition as of December 31, 1995 (the end of its most recent completed fiscal year) and as of March 31, 1996, and audited Related Statements of Operations, Common Stockholders Deficit and Cash Flows for the year ended December 31, 1995 and for the three (3) months ended March 31, 1996 (collectively, the "Audited Financials").

3.7 LIABILITIES AND OBLIGATIONS. DACC is not liable for or subject to any "liabilities" which will either materially adversely affect Search's ability to service, collect, maintain and/or use the Assets, constitute a DACC Material Adverse Effect, or cause Search to become obligated for any such liabilities, except for the following:

         (a) those liabilities reflected on the Current Balance Sheet and not previously paid or discharged;

         (b) those liabilities arising in the ordinary course of DACC's business consistent with past practice after the Balance Sheet Date;

         (c) those liabilities incurred since the Balance Sheet Date other than in the ordinary course of business which were approved by Search; and

         (d)     those liabilities identified on Schedules 1.3 and 1.4.

For purposes of this Section 3.7, the term "liabilities" shall include without limitation any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, either accrued, absolute, contingent, mature, unmature or otherwise and whether known or unknown, fixed or unfixed, liquidated or unliquidated, secured or unsecured.

3.8 ACCOUNTS AND NOTES RECEIVABLE. DACC will deliver to Search at Closing DACC's books and records (as described in Section 1.1(a)(viii) of the Agreement), which contain the accounts and notes receivable of DACC as of June 30, 1996 (including without limitation receivables from and advances to employees, DAAC's stockholders and others), and which include all aging of all accounts and notes receivable as of June 30, 1996 showing amounts due in 30-day aging categories.

3.9 PERMITS AND INTANGIBLES. Except as would not have a DACC Material Adverse Effect, DACC owns or holds all licenses, franchises, permits and other governmental authorizations in each jurisdiction identified above in Section
3.1 necessary for DACC to operate the Assets (the "Material Permits"). DACC has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in the Material Permits is not in violation of any of the foregoing except where such noncompliance or violation would not have a DACC Material Adverse Effect.

3.10     VALIDITY OF FINANCE CONTRACTS.  Except for the exceptions noted on
SCHEDULE 3.10, with respect to each "Finance Contract" (as defined below in Section 3.10): (i) such Finance Contract does not contravene any applicable usury laws, rules or regulations; (ii) DACC has not at any time violated any other laws, rules or regulations with respect thereto, except as would not have a DACC Material Adverse Effect or as would not materially adversely affect Search's ability to service, collect, maintain and/or use the Assets; (iii) DACC has not pledged, transferred or encumbered the Finance Contract or Related Security, except to the Senior Debt Holders; (iv) to DACC's knowledge, the Finance Contract was validly assigned to DACC by the assignor thereof and, except as noted below in this Section 3.10, DACC is in physical possession of such Finance Contract; (v) to DACC's knowledge, there are no deferred sales taxes due and owing on or with respect to the Finance Contract; and (vi) such Finance Contract was not procured by fraud on the part of DACC. DACC further represents that (y) DACC has physical possession of substantially all, but not necessarily all, of the Finance Contracts; and (z) except for DACC's obligations under its agreement(s) with "WYNN'S" and/or any affiliate of WYNN'S, DACC has not incurred any liability or obligation under any extended service or warranty agreement regarding any Car Dealer or obligor. The term "Finance Contracts" shall mean all consumer finance contracts being sold by DACC to Search and the term "Finance Contract" shall mean any one of such Finance Contracts. The term "Related Security" means all collateral and security agreements for the Finance Contracts and all tangible or intangible collateral therefor, including but not limited to all physical collateral therefor (i.e. all motor vehicles) and the proceeds thereof, and all guaranties, indemnities, warranties, insurance proceeds and premium refunds and other property of whatever character at any time held as security for such Finance Contract.

3.11 FINANCE CONTRACTS ASSIGNABLE. To the best of DACC's knowledge, all of DACC's Finance Contracts and all collateral for said Finance Contracts, including but not limited to recourse rights against Car Dealers, guaranties, insurance rights and lien rights are fully assignable to Newco without the consent of any other person, and all such Finance Contracts and the collateral therefor are enforceable by Newco to the same extent they would have been enforceable by DACC.

3.12 LEASES ASSIGNABLE. Except as set forth in SCHEDULE 3.12, DACC represents and warrants all leases of real property and personal property being assigned are assignable without the lessor's consent. DACC agrees to use reasonable efforts to obtain the consent to the assignment to Newco of the leases listed on SCHEDULE 3.12, and will provide Newco with a copy of each lessor's written consent obtained with respect to the assignment of said leases. Search agrees to fully cooperate with DACC in obtaining such consents. Newco is not liable under and is not assuming any leases listed on SCHEDULE 3.12, except for those leases that the lessor has consented in writing to the assignment thereof to Newco.

3.13 SIGNIFICANT CAR DEALER, MATERIAL CONTRACTS AND COMMITMENTS. SCHEDULE 3.13, which is attached hereto, sets forth a substantially complete list of all vehicle dealers ("Car Dealers") from whom DACC purchased Finance Contracts between January 1, 1996 and June 30, 1996 and the aggregate monthly amount purchased by DACC from such Car Dealers. SCHEDULE 3.13 also contains an accurate list of all material contracts, commitments, leases, instruments, agreements, licenses or permits to which DACC is a party or by which it or its properties are bound (including without limitation contracts with significant car dealers, joint venture or partnership agreements, real estate leases, equipment leases, software licenses, contracts with any labor organizations, loan agreements, indemnity or guaranty agreements, bonds, mortgages, options to purchase land, liens, pledges or other security agreements) (i) as of the Balance Sheet Date and (ii) entered into since the Balance Sheet Date (collectively, the "Material Contracts"). DACC will deliver to Search at Closing as part of DACC's books and records, true, complete and correct copies of the Material Contracts. Except to the extent set forth on SCHEDULE 3.13 and except as would not have a DACC Material Adverse Effect or materially adversely effect Search's ability to service, collect, maintain and/or use the Assets,
(y) DACC has complied with all of its commitments and obligations and is not in default under any of the Material Contracts and no notice of default has been received with respect to any thereof and (z) there are no Material Contracts that were not negotiated at arm's length with third parties not affiliated with DACC or any officer, director or stockholder of DACC.

         Each Material Contract is valid and binding on DACC and is in full force and effect and to the knowledge of DACC is not subject to any material default thereunder by any party obligated to DACC pursuant thereto. DACC has obtained, or will use its reasonable efforts to obtain prior to the Closing, all necessary consents, waivers and approvals of parties to any Material Contracts as are required in connection with any of the transactions contemplated hereby, or as are required of any governmental agency or other third party advisable in order that any such Material Contract remain in effect without material modification after the Sale and without giving rise to any right to termination, cancellation or acceleration or loss of any right or benefit. Search agrees to fully cooperate with DACC in obtaining such consents. All DACC third party consents are listed on SCHEDULE 3.13.

3.14     EMPLOYEE BENEFIT PLANS AND LABOR UNIONS.

         (a) BENEFIT PLANS. Schedule 3.14 sets forth a list of all DACC's employee benefit plans. DACC shall maintain the availability of COBRA coverage through its health insurance plan to the extent required by law (provided that Search is willing to administer the same with respect to all DACC employees hired by Search post-closing).

         (b) LABOR UNION. DACC is not bound by or subject to (and none of its respective assets or properties is bound by or subject to) any arrangement with any labor union. No employee of DACC is represented by any labor union or covered by any collective bargaining agreement and, to the knowledge of DACC, no campaign to establish such representation is in progress. There is no pending or, to the best knowledge of DACC, threatened labor dispute involving DACC and any group of its employees nor has DACC experienced any labor interruptions over the past three years and DACC considers its relationship with its employees to be good.

3.15 CONFORMITY WITH LAW; LITIGATION. DACC has complied in all material respects with, is not in violation in any material respect of, and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation with respect to the Assets which would constitute a DACC Material Adverse Effect, or which would materially adversely effect Search's ability to service, collect, maintain and/or use the Assets. Except as set forth in Schedule 3.15 there are no claims, actions, suits or proceedings, pending or, to the knowledge of DACC, threatened, against or affecting DACC at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it which, if adversely determined, would have a DACC Material Adverse Effect. There are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a Court or administrative agency or by arbitration) against DACC or against any of the Assets which would have a DACC Material Adverse Effect.

         The terms "law" and "regulation" as used in this Agreement include all state and federal laws and regulations applicable to DACC's business, and such laws and regulations include but are not limited to the federal Fair Debt Collections Practices Act, the federal Truth in Lending act, the Federal Trade Commission rule dealing with preservation of consumers' claims and defenses, the Fair Credit Reporting Act, the uniform commercial code, applicable state usury laws, laws regulating financing of motor vehicles, and laws regulating consumer finance companies.

3.16     RESERVED

3.17 ABSENCE OF CHANGES. Since the Balance Sheet Date, except as contemplated herein or as set forth on SCHEDULE 3.17 there has not been:

         (a) any change that by itself or together with other changes, has had a DACC Material Adverse Effect;

         (b) any cancellation, or agreement to cancel, any Indebtedness (as defined below) or other obligation owing to DACC, provided that DACC may negotiate and adjust claims in the course of good faith disputes with account debtors and car dealers in a manner consistent with past practice;

         (c) any entry into, amendment of, relinquishment, termination or nonrenewal by DACC of any contract, lease transaction, commitment or other right or obligation requiring aggregate payments by DACC in excess of $50,000, except as set forth on Schedules 3.13 and/or 1.1(b)(i) and except for Finance Contracts acquired in the ordinary course of business; nor has DACC entered into any agreement, contract or commitment with any Car Dealer requiring the purchase of Finance Contracts in bulk.

         (d) any loan by DACC to any person or entity except for Finance Contracts acquired in the ordinary course of business, incurring by DACC of any Indebtedness, guaranteeing by DACC of any Indebtedness, issuance or sale of any debt securities of DACC or guaranteeing of any debt securities of others;

         (e) any commencement or notice or, to the knowledge of DACC, threat of commencement of any material lawsuit or proceeding against or investigation of DACC or any of the assets; or

         (f) any negotiation or agreement by DACC or any officer or employee thereof to do any of the things described in the preceding clauses (a) through (e) (other than negotiations with Search and its representatives regarding the transactions contemplated by this Agreement).

For purposes of this Section 3.17, "Indebtedness" means (i) all indebtedness of DACC, whether or not contingent, for borrowed money, (ii) all obligations of DACC evidenced by notes, bonds, debentures or other similar instruments, (iii) all obligations of DACC as lessee under leases that have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, (iv) all obligations, contingent or otherwise, of DACC under acceptance, letter of credit or similar facilities, (v) all Indebtedness of others referred to in clauses (i) through (iv) above guaranteed directly or indirectly in any manner by DACC, or in effect guaranteed directly or indirectly by DACC through any agreement or arrangement, and (vi) all Indebtedness referred to in clauses (a) through (d) above secured by any lien on property owned by DACC, even though DACC has not assumed or become liable for the payment of such Indebtedness.

3.18 BANK ACCOUNTS; POWERS OF ATTORNEY. SCHEDULE 3.18 sets forth an accurate list, as of the date of this Agreement, of: (i) the name and address of each financial institution in which DACC has any account or safe deposit box; (ii)the names in which the accounts or boxes are held; (iii) the type of account; and (iv) the name of each person authorized to draw thereon or have access thereto.

3.19     DISCLOSURE.  Reserved.

3.20     SEARCH SECURITIES REPRESENTATIONS.        DACC (a) has such knowledge,
sophistication and experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Search Securities; (b) fully understands the nature, scope and duration of the limitations on transfer contained in the Shareholder Agreement: (c) understands that the Search Securities are not registered and that their resale is restricted by law; and (d) can bear the economic risk of any investment in the Search Securities. DACC has had an adequate opportunity to ask questions and receive answers (and has asked such questions and received answers to its satisfaction) from the officers of Search concerning the business, operations and financial condition of Search and/or the Search Securities Disclosure Documents (as defined below in Section 4.5). DACC has no contract, undertaking, agreement or arrangement, written or oral, with any other person to sell, transfer or grant participations in any shares of Search Securities to be acquired by DACC in the Sale and is not acquiring the Search Securities with a view to their distribution. In addition, DACC understands the nature of the restrictions imposed by Rules 145 and 144 of the rules and






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regulations of the Securities and Exchange Commission under the Securities Act of 1933, as amended, as well as the restrictions on resale of the Search Securities imposed by the Shareholder Agreement to which DACC is a party.

3.21 COMPLETE COPIES OF MATERIALS. DACC has delivered, and/or will deliver at Closing, to Search and Newco true and complete copies of each agreement, contract, commitment or other document (or summaries of same) that is referred to in DACC Schedules or that has been requested by Search and Newco or its counsel.

3.22 OFFICES, FTC; WARRANTIES. Except as would not have a DACC Material Adverse Effect, DACC has at all times that it has been in business operated each of its offices as a licensed location in any jurisdiction requiring such license in conformity with all such licensing and other laws applicable to the purchase of Finance Contracts, including Motor Vehicle Retail Installment Sales Acts, Sales Finance Agency Acts, or any other law regulating the business of acquiring Finance Contracts from DACC.

3.23 ENVIRONMENTAL MATTERS. To DACC's knowledge and except as would not have a DACC Material Adverse Effect: (a) DACC is in full compliance with all federal, state and local environmental laws, rules, regulations and ordinances regarding its business operations and (b) DACC has not engaged in any activities that could create claims against DACC under federal or state environmental laws.

                                   SCHEDULE 4

4.       REPRESENTATIONS OF SEARCH AND NEWCO

4.1 DUE ORGANIZATION. Search is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and each of Search and Newco is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to carry on their respective businesses in the places and in the manner as now conducted except for where the failure to be so authorized or qualified would not have a material adverse effect on the business, operations, affairs, prospects, properties, assets, profits, or condition (financial or otherwise) of Search and its subsidiaries, taken as a whole (a "Search Material Adverse Effect").






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4.2      AUTHORIZATION; VALIDITY OF OBLIGATIONS.  Each of Search and Newco has
the full legal right, power and corporate authority to enter into and perform its obligations pursuant to the terms of the Agreement and the Related Documents. The execution and delivery of this Agreement and the Related Documents by Search and Newco and the performance by each of Search and Newco of its obligations thereunder have been duly and validly authorized by the respective Boards of Directors of Search and Newco and by all necessary corporate action. The Agreement is, and upon execution by Search and Newco the Related Documents will be, legal, valid and binding obligations of each of Search and Newco enforceable in accordance with their terms except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

4.3 NO CONFLICTS. The execution, delivery and performance of the Agreement, the consummation of the transactions contemplated thereby and the fulfillment of the terms thereof will not:

         (a) conflict with, or result in a breach or violation of the Certificate of Incorporation and the Bylaws, each as amended, of Search and Newco.

         (b) conflict with, or result in a default (or would constitute a default but for any requirement of notice or lapse of time or both) under any document, agreement or other instrument to which either Search or Newco is a party, or result in the creation or imposition of any lien, charge or encumbrance on any of Search's or Newco's properties pursuant to (i) any law or regulation to which either Search or Newco or any of their respective property is subject, or
         (ii) any judgment, order or decree to which Search or Newco is bound or any of their respective property is subject, except, in each case, as would not individually or in the aggregate, have a Search Material Adverse Effect.

         (c) result in termination or any impairment of any material permit, license, franchise, contractual right or other authorization of Search or Newco ("Search Third Party Consents"); or






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         (d)     violate any law, order, judgement, rule or regulation to which
         Search or Newco is subject or by which Search or Newco is bound.

4.4 SEARCH CAPITALIZATION. The authorized capital stock of Search consists of 130,000,000 shares of Common Stock and 60,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"), of which 400,000 shares have been designated as the 12% Senior Convertible Preferred Stock (the "12% Stock"), 55,000,000 shares have been designated as the 9/7 Noteholder Convertible Preferred and 4,000,000 shares have been designated as the Convertible Stock. As of the date of this Agreement, 26,189,094 shares of Common Stock were issued and outstanding (excluding treasury shares), 3,026,389 shares of Common Stock were held in treasury, 11,462,678 shares of Common Stock were reserved for issuance upon exercise of options and warrants issued by Search. In addition, as of the date of this Agreement 400,000 shares of 12% Stock, 16,983,143 shares of 9/7 Noteholder Convertible Preferred and no shares of Convertible Stock were issued and outstanding. All of the outstanding shares of capital stock of Search have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive or other rights. When issued to DACC and the Subordinated Debt Holders pursuant to the terms of this Agreement, the Convertible Stock and the Common Stock to be issued by Search pursuant to this Agreement will be duly authorized and validly issued and fully paid and nonassessable and not issued in violation of any preemptive or other rights. When issued to DACC and the Subordinated Debt Holders pursuant to the terms of this Agreement, the Search Securities shall be free and clear of all Liens and shall be issued and delivered in compliance with all applicable federal, state and local laws, rules and regulations. When issued to DACC, the Warrants will be duly authorized and validly issued and will be legal, valid and binding obligations of Search, enforceable against Search in accordance with their terms.


4.5 SEARCH SECURITIES DISCLOSURE DOCUMENTS. As promptly as possible after the date of the Agreement, Search will provide to DACC the following:

         (a) a copy of Search's SEC Form 10-K dated July 2, 1996, including all supplements or amendments thereto, a copy of all SEC 10-Q's and 8-K's filed by Search since March 31, 1996, a copy of all proxy statements relating to Search's meetings of stockholders (whether annual or special) held






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
         since January 1, 1996 and a copy of all other forms, reports and other registration statements filed by Search with the Commission since January 1, 1996 (the forms, reports and other documents referred to in this clauses (a) being referred to, collectively, as the "SEC Reports").

         (b) a copy of Search's bankruptcy Plan of Reorganization, including the Plan's disclosure documents and all amendments and supplements thereto, and all other documents and information related thereto; and

         (c) such other documents and information as are deemed relevant and material in connection with the issuance of the Search Securities to DACC (collectively the "Search Disclosure Documents").

In addition, Search shall make available to DACC those officers or representatives of Search as are necessary to respond to any questions DACC may reasonably have regarding Search and the Search Securities.

4.6 ABSENCE OF MATERIAL CHANGES. Since March 31, 1996, except as contemplated by this Agreement, as disclosed in any SEC Report filed since March 31, 1996 and prior to the date of this Agreement or as set forth in
Schedule 4.6, Search and its subsidiaries have conducted their businesses in accordance with the description in Search's Form 10-K and, since March 31, 1996, there has not been:

         (a) any change that by itself or together with other changes has had a Search Material Adverse Effect;

         (b) any damage, destruction or loss (whether or not covered by insurance) having a Search Material Adverse Effect;

         (c) any material change by Search in its accounting methods, principles or practices; or

         (d) any entry by Search or any of its subsidiaries into any commitment or transaction which has a Search Material Adverse Effect.

4.7 SEARCH SEC FILINGS. Search has filed with the Commission all required filings on a timely basis since the date of its Plan of Reorganization and such filings as well as the SEC






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
Reports are, (i) to the best of Search's knowledge, true, accurate and complete, and were prepared in accordance with the requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, as the case may be, and the rules and regulations thereunder, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Search shall file with the Commission a Form 8-K regarding the subject matter of this transaction within the time limits specified by the Commission after Closing has occurred.

4.8      RESERVED.

4.9      SEARCH FINANCIAL STATEMENTS.

         (a) SCHEDULE 4.9 includes (i) true, complete and correct copies of Search's audited consolidated financial statements as of March 31, 1996 (the "Audited Financials") and (ii) true, complete and correct copies of Search's unaudited interim consolidated financial statements as of for the period ending June 30, 1996 (the "Interim Financials;" and together with the Audited Financials, the "Search Financial Statements"). The Search Financial Statements have been prepared in accordance with GAAP, subject, in the case of the Interim Financials to normal year-end audit adjustments, which individually or in the aggregate will not be material, and to the omission of footnote information. The Search Financial Statements present fairly (i) the consolidated financial condition of Search as of the date indicated thereon, and (ii) the results of its consolidated operations for the periods indicated thereon. Since the date of the Interim Financials there have been no material changes in Search's accounting policies. In addition, Search will deliver to DACC the most recent available interim unaudited or audited financial statements (or portions thereof) as soon as the same have been prepared for all time periods after the date of the Interim Financials up to and including the month of July, 1996.

         (b) Except as disclosed in the SEC Reports filed prior to the date of this Agreement, as set forth in the Search Financial Statements or as set forth in Schedule 4.9, since March 31, 1996, neither Search nor any of its






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
         subsidiaries has incurred any liability or obligation of any nature which would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with generally accepted accounting principles, except for liabilities and obligations incurred in the ordinary course of business in accordance with the description contained in Search's Form 10-K or liabilities which would not, individually or in the aggregate, have a Search Material Adverse Effect.

4.10     OWNERSHIP OF NEWCO; NO PRIOR ACTIVITIES.

         (a) Newco was formed solely for the purpose of engaging in the Sale and the other transactions contemplated by the Agreement.

         (b) As of the date of the Agreement and as of the Closing, all of the outstanding capital stock of Newco is and will be owned directly by Search. As of the Closing, there will be no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which Newco is a party of any character relating to the issued or unissued capital stock of, or other equity interests in, Newco, or obligating Newco to grant, issue or sell any shares of the capital stock of, or other equity interests in, Newco, by sale, lease, license or otherwise. There are no obligations, contingent or otherwise, of Newco to repurchase, redeem or otherwise acquire any shares of the capital stock of Newco.

         (c) As of the date hereof and the Closing, except for the obligations or liabilities incurred in connection with its incorporation or organization and the Sale and other transactions contemplated hereby, Newco has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

4.11 CONFORMITY WITH LAW; LITIGATION. Search has complied in all material respects with, is not in violation in any material respect of, and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation with respect to Search, any of its subsidiaries or any of their assets or properties which would constitute a






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Search Material Adverse Effect, or which would materially adversely affect
Search's ability to perform its obligations under the Agreement. Except as set forth in Schedule 4.11 there are no claims, actions, suits or proceedings, pending or, to the knowledge of Search, threatened, against or affecting Search at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it which, if adversely determined, would have a Search Material Adverse Effect. There are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a Court or administrative agency or by arbitration) against Search, any of its subsidiaries or any of their assets or properties which would have a Search Material Adverse Effect.






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